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                                                                  Exhibit (d22)

                            MONEY MANAGER AGREEMENT
                                    BETWEEN
                      MONDRIAN INVESTMENT PARTNERS LIMITED
                                      AND
          TIFF INVESTMENT PROGRAM, INC. FOR ITS TIFF MULTI-ASSET FUND

                        AMENDED AND RESTATED SCHEDULE I
                           DATED AS OF MARCH 13, 2006

Pursuant to Section 11 of the Money Manager Agreement between Mondrian Investment Partners Limited ("Mondrian"), formerly Delaware International Advisers Ltd., and TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund, dated as of July 12, 2002, and subsequently continued following a change of control of Mondrian on September 24, 2004 (the "Agreement"), the parties hereto, intending to be legally bound, hereby agree that Schedule 1 of the Agreement shall be amended and replaced in its entirety with the Schedule I set forth below.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                                   SCHEDULE I

                                FEE CALCULATION

COMPENSATION

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay the Manager a fee according to the following formula:

                  0.425% per annum on the first $50 million of assets 0.30% per annum thereafter

 Subject to a minimum account size of $50 million (or fees equivalent thereto)


Agreed and Accepted:                                 Agreed and Accepted:

TIFF INVESTMENT PROGRAM, INC.               MONDRIAN INVESTMENT PARTNERS LIMITED
for its TIFF MULTI-ASSET FUND

BY: /s/ Richard J. Flannery                          BY: /s/ David C. Tilles
        ----------------------                           -----------------------

NAME:    Richard J. Flannery                         NAME: David C. Tilles
TITLE:   President                                   TITLE: Managing Director